Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333- 289742 on Form S-4 of our report dated March 3, 2025 (March 19, 2025 as to the effects of the stock split described in Note 1), relating to the financial statements of CoreWeave, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

September 25, 2025